Exhibit 6.12

ADDENDUM TO DIRECTOR AGREEMENT

This Addendum (the “Addendum”) to the Director Agreement dated effective as of September 20, 2024 (the “Agreement”) by and between Alternative Ballistics Corporation, a Nevada corporation (the “Company”), and Bruce Culver (the “Director”) is entered into and made effective as of June 25, 2025.

RECITALS

WHEREAS, Section 2.(a) of the Agreement provides that the Director shall receive cash compensation of $5,000 per quarter for services rendered;

WHEREAS, the Company and the Director desire to amend the Agreement to provide for the payment of such quarterly compensation in the form of shares of the Company’s common stock in lieu of cash until further notice;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Equity in Lieu of Cash Compensation

Notwithstanding anything to the contrary in Section 2.(a) of the Agreement, the Director agrees to accept the quarterly cash compensation of $5,000 in the form of shares of the Company’s common stock in lieu of cash.

2.

Valuation and Issuance

The number of shares to be issued each quarter shall be calculated based on the fair market value of the Company’s common stock on the last business day of the applicable quarter, as determined in good faith by the Company’s Board of Directors.

3.

Securities Law Compliance

The shares issued pursuant to this Addendum shall be considered “restricted securities” as defined in Rule 144 under the Securities Act of 1933, as amended, and shall bear the applicable restrictive legends. The Director acknowledges and agrees that such shares may not be sold, transferred, or otherwise disposed of without compliance with applicable federal and state securities laws.

4.	No Other Amendments Except as expressly modified herein, all terms and conditions of the Agreement shall remain in full force and effect.

1

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first written above.

ALTERNATIVE BALLISTICS CORPORATION

By:	/s/ Steven Luna
Name:	Steven Luna
Title:	Chief Executive Officer

DIRECTOR

By:	/s/ Bruce Culver
Name:	Bruce Culver

2